Exhibit 99.1

N86 W12500 Westbrook Crossing

Menomonee Falls, WI 53051

Contact:
Karen Bauer
For Immediate Release	Communications & Investor Relations Leader
262-293-1562

ACTUANT ANNOUNCES PRICING OF UPSIZED SENIOR NOTE OFFERING

MILWAUKEE, WI, April 2, 2012 – Actuant Corporation (NYSE: ATU) today announced the upsizing and pricing of its private placement of $300 million aggregate principal amount of 5.625% senior notes due 2022 at an issue price of 100%. The offering of 5.625% senior notes has been upsized from $250 million to $300 million. The sale of the senior notes is expected to close on April 16, 2012.

The Company will use the net proceeds from the offering to fund the tender offer and consent solicitation for, or the redemption by the Company of, as applicable, its existing 6.875% senior notes due 2017 of which $250 million aggregate principal amount is outstanding. The remaining net proceeds will be used for general corporate purposes.

The new senior notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the notes are being offered and sold only (a) to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and (b) outside the United States, to non-U.S. persons in compliance with Regulation S under the Securities Act.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of the securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Actuant Corporation

Actuant Corporation is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic and electrical tools and supplies; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company’s website at www.actuant.com.

Safe Harbor

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.